UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14D-9

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Federal-Mogul Holdings Corporation

(Name of Subject Company)

Federal-Mogul Holdings Corporation

(Name of Person(s) Filing Statement)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

313549404

(CUSIP Number of Class of Securities)

Michelle Epstein Taigman

Senior Vice President, General Counsel and Secretary

27300 West 11 Mile Road

Southfield, Michigan 48034

248-354-7063

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

With copies to:

Bruce A. Toth

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

The information set forth under Items 1.01 and 8.01 of the Current Report on Form 8-K filed by filed by Federal-Mogul Holdings Corporation on September 7, 2016 (including all exhibits attached thereto), is incorporated herein by reference.